AGREEMENT

This AGREEMENT (the “Agreement”) is made as of the 31st day of December, 2007, by and between:

Zhu Hua Yin, a businessman having an address for notice and delivery located at Cheng Gang Road 126, Postcode 226001, Nantong, Jiang Su Province, China
(the “Seller” )

and

Hsien Loong Wong, a businessman having an address for notice and delivery located at 117A Owen Road, Singapore 218923
(the “Purchaser”).

R E C I T A L S:

FIRST, Seller is the owner of an aggregate of 90,000,000 restricted shares of common stock of Blackrock Petroleum Corp., a Nevada corporation (“Blackrock”, or the “Company”);
SECOND, Seller desires to sell 90,000,000 restricted shares of common stock of Blackrock (the “Shares”) to the Purchaser on the terms and conditions provided for in this Agreement.
THIRD, Purchaser desires to purchase the Shares from the Seller on the terms and conditions provided for in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

I. SALES OF THE SHARES.
1.01 Shares being Sold. Subject to the terms and conditions of this Agreement, the Seller is selling, assigning, and delivering the Shares to the Purchaser at the closing provided for in Section 1.03 hereof (the “Closing”), free and clear of all liens, charges, or encumbrances of whatsoever nature.
1.02 Consideration. Seller acknowledges that Purchaser is purchasing the Shares for consideration of US$200,000.00 which shall be delivered to the Seller at the Closing.

1.03 Closing. The Closing of the transactions provided for in this Agreement is taking place on December 31, 2007. At the Closing, the Seller will deliver to the Purchaser duly endorsed stock certificates representing the Shares. Concurrently therewith, the Purchaser will deliver US$200,000.00 to the Seller for the purchase of the Shares.

II. REPRESENTATIONS AND WARRANTIES BY THE SELLER.
The Seller hereby represents and warrants to the Purchaser that to the best of the Seller’s knowledge, with the intent that the Purchaser will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement, that:
2.01 Organization, Capitalization, etc.
(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, and is qualified in no other state.
(b) The authorized capital stock of the Company consists of 1,350,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share. As of the date of this Agreement, 135,000,000 shares of common stock are validly issued and outstanding, fully paid and non-assessable. There are no outstanding options or other agreements of any nature whatsoever relating to the issuance by the Company of any shares of its capital stock.
(c) The Company has the corporate power and authority to carry on its business as presently conducted.
2.02 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Articles of Incorporation or Bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or the Seller is a party or by which the Company or the Seller is bound.

2.03 Authority.  The Seller has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding instrument, enforceable in accordance with its terms.
2.04 Title to the Shares. The Seller is the sole legal and beneficial owner of the Shares in Blackrock and has good and marketable title thereto. All of the Shares owned by the Seller are owned free and clear of any liens, claims, options, charges, or encumbrances of whatsoever nature. The Seller has the unqualified right to sell, assign, and deliver the Shares, and, upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and valid title to the Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature. The Purchaser acknowledges that the Shares being acquired from the Seller are restricted securities so that such Shares will have trading restrictions.
2.05 Control Shares. The Certificates representing the Shares delivered pursuant to this Agreement are owned by an affiliate of the Company and accordingly are restricted securities as that term is defined in Rule 144 of the Securities Act of 1933 (the “Act”). As such, upon transfer of the Shares to the Purchaser, the Purchaser will begin a new holding period as set forth in Rule 144 and the Shares may not be resold without registration or pursuant to an exemption from registration for the holding period set forth in Rule 144. Accordingly, certificates issued to the Purchaser will contain an appropriate restrictive legend.
2.06 Undisclosed Liabilities. Except to the extent reflected in the balance sheet of the Company, the Company, as of that date, had no material liabilities or material obligations of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due. Further, the Seller does not know or has no reasonable ground to know of any basis for the assertion against the Company of any material liability or material obligation as of September 30, 2007, of any nature or in any amount not fully reflected or reserved against in the financial statements.
2.07 Tax Returns. The Company has duly filed all tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by federal, state, or local taxing authorities (including without limitation those due in respect of its properties, income, franchises, licenses, sales, and payrolls); there are no liens upon any of the Company’s property or assets; there are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted against the Company.

2.08 Title to Properties; Encumbrances. The Company has good and marketable title to all of its properties and assets, real and personal, tangible and intangible.
2.09 No Claims; Indemnity. There are currently no claims or lawsuits threatened or pending against the Company or the Seller as the owner of its shares, and Seller is unaware of any conditions or circumstances that would lead to or justify the filing of any claim or lawsuit. If, after the consummation of this transaction and the transfer of the Shares from the Seller to the Purchaser any claim or lawsuit shall be filed against Blackrock or the Purchaser (as the owner of the Shares), arising out of any circumstances whatsoever prior to transfer of the shares, the Seller shall defend, indemnify and hold the Purchaser harmless from and against any and all such claims or lawsuits or any awards or judgments granted thereunder.
2.10 Affiliate. The Seller is, or has been during the past ninety (90) days, an officer, director, 10% or greater shareholder or “affiliate” of the Company, as that term is defined in Rule 144 promulgated under the Act.

III. REPRESENTATIONS AND WARRANTIES BY THE PURCHASER.
The Purchaser hereby represents and warrants to the Seller that to the best of the Purchaser’s knowledge, with the intent that the Seller will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement, that:
3.01 Representations Regarding the Acquisition of the Shares.
(a) The undersigned Purchaser understands that the SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES AGENCIES;
(b) The Purchaser is not an underwriter and is acquiring the Seller’s Shares solely for investment for the account of the Purchaser and not with a view to, or for, resale in connection with any distribution within the meaning of the federal securities act, the state securities acts or any other applicable laws;
(c) The Purchaser understands the speculative nature and risks of investments associated with the Company and confirms that the Shares are suitable and consistent with his investment program and that his financial position enables him to bear the risks of this investment;

3.02 Authority. The Purchaser has the power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding instrument, enforceable in accordance with its terms.
3.03 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Purchaser is a party or by which the Purchaser is bound.
3.04 Rule 144 Restriction. The Purchaser hereby agrees that such shares are restricted pursuant to Rule 144 and therefore subject to Rule 144 resale requirements.
3.05 Restricted Period. The Purchaser understands and agrees that offers and sales of any of the Shares prior to the expiration of a period of one year after the date of completion of the transfer of the Shares (the “Restricted Period”) as contemplated in this Agreement shall only be made in compliance with the safe harbor provisions set forth in Regulation S, or pursuant to the registration provisions of the Securities Act or pursuant to an exemption therefrom, and that all offers and sales after the Restricted Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom;

IV. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.
4.01 Survival of Representations. All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof for a period of one (1) year from and after the Closing.
4.02 Indemnification. The Seller agrees to indemnify the Purchaser and hold him harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys’ fees) in excess of $5,000.00 in the aggregate, imposed upon or incurred by the Purchaser resulting from a breach of any agreement, representation, or warranty of the Seller. Assertion by a party to their right to indemnification under this Section 4.02 shall not preclude the assertion by the parties of any other rights or the seeking of any other remedies against the opposing party.

V. MISCELLANEOUS.
5.01 Expenses. All fees and expenses incurred by the Purchaser and Seller in connection with the transactions contemplated by this Agreement shall be borne by the respective parties hereto.
5.02 Further Assurances. From time to time, at the Purchaser’s request and without further consideration, the Seller, at his expense, will execute and transfer such documents and will take such action as the Purchaser may reasonably request in order to effectively consummate the transactions herein contemplated.
5.03 Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.
5.04 No Assignments. Neither party may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.
5.05 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.
5.06 Severability. In the event that any term, covenant, condition or other provision contained herein is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the invalidity of any such term, covenant, condition, provision or Agreement shall in no way affect any other term, covenant, condition or provision or Agreement contained herein, which shall remain in full force and effect.
5.07 Governing Law. The situs of this Agreement is Hong Kong, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in Hong Kong, without regard to its conflict-of-laws rules.

5.08 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:
If to the Seller:	Zhu Hua Yin
Cheng Gang Road 126, Postcode 226001
Nantong, Jiang Su Province, China

If to the Purchaser:	Hsien Loong Wong
117A Owen Road
Singapore 218923

5.09 Effect. In the event any portion of this Agreement is deemed to be null and void under any state, provincial, or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.
5.10 Gender and Number. Words importing a particular gender mean and include the other gender and words importing a singular number mean and include the plural number and vice versa, unless the context clearly indicated to the contrary.
5.11 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures are acceptable and deemed original signatures.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Seller and the Purchaser, on the date first above written.

SELLER:

  /s/ Zhu Hua Yin
ZHU HUA YIN

PURCHASER:

  /s/ Hsien Loong Wong
HSIEN LOONG WONG